Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	OCTOBER 24, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO.	(212) 582-0900

Harris & Harris Group Notes

Produced Water Absorbents to Acquire USA and Malaysia Assets of ProSep Inc.

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes the announcement by portfolio company, Produced Water Absorbents, Inc. ("PWA"), that it has entered into an agreement to acquire the assets related to the global operations of oil and gas technology company, ProSep Inc., which has its main offices in the United States and Malaysia. ProSep designs, develops, manufactures and commercializes technologies to separate oil, water and gas. PWA is a technology company providing produced water treatment solutions and services to the oil and gas industry.

"This transaction strengthens PWA by providing complementary products and technology to the company. It provides an established channel for PWA’s products to enter the market and accelerates by multiple years the commercial development of PWA. It also strengthens our relationships and development efforts in Asian markets," said Doug Jamison, CEO of Harris & Harris Group.

The $9.2 million transaction will complement PWA's existing services, enabling it to offer a comprehensive portfolio of patented solutions to treat oil, natural gas and produced water. As an emerging company in the industry, PWA contributes to the acquisition its proprietary technology selling skills, leasing experience and focus on innovation. The assets acquired from ProSep offer a strong, established presence in the Americas, fabrication facilities, geographic spread and a wide portfolio of products. Following the closing of the acquisition, PWA will relocate its headquarters from Wooster, Ohio, to Houston, Texas, as part of a domestic and international expansion drive. The acquisition is expected to be completed in November of 2013, subject to customary closing conditions. The acquisition was financed in part by PWA’s existing investors led by Energy Ventures with offices in Norway, the U.K. and Houston, Texas, and Harris & Harris Group, Inc., with offices in New York City and Palo Alto, California. PWA's press release can be accessed at http://www.pwasystems.com/news/pwa_to_acquire_usa_and_malaysia_assets.cfm.

Harris & Harris Group is an investor in privately held Produced Water Absorbents, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.pwasystems.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.